SMITH BARNEY INCOME FUNDS on behalf of the SMITH BARNEY HIGH INCOME FUND Supplement dated June 29, 2004 to the Prospectus, as amended, dated
November 28, 2004and to the Statement of Additional Information dated
November 28, 2004The following information supplements, and to the extent inconsistent the rewith, supersedes, certain information in the Prospectus and the Statement of Additional Information:The Board of Trustees of the Smith Barney Income Funds (the Trust)on June 25, 2004, approved an amendment to the administration agreementbetween the Trust, on behalf of the Smith Barney High Income Fund (the Fund), a series of the Trust, and Smith Barney Fund Management LLC.Effective July 1, 2004, the administrative services fee, which is calculated daily and payable monthly, will be reduced from 0.20% of the Funds average daily net assets to 0.10% of the Funds average daily net assets.The Funds combined advisory fee and administrative services fee will be reduced from 0.70% to 0.60% of the Funds average daily net assets. The terms of the amended administration agreement are the same in all other material respects as the current administration agreement.